EX-99
                                  PRESS RELEASE

FreeStar Technology to be Acquired for $0.49 per Share;
Offer Accepted in Principle by Board of Directors


NEW YORK--(BUSINESS WIRE)--April 24, 2003--FreeStar Technology Corporation (OTCBB:FSRC) today announced that its Board of Directors has received and accepted a $74,480,000 cash offer from a privately-held company, FreeStar Acquisition Corporation, to acquire all of FreeStar Technology Corporation's outstanding capital stock. Based on the number of FSRC shares currently issued and outstanding, the offer is valued at approximately $.49 per share (after payment of existing indebtedness, conversion of outstanding preferred stock and exercise of in-the-money stock options), which represents a 158% premium over the closing price of FreeStar's common stock on April 23, 2003.

Pursuant to a letter agreement executed by the parties on April 24, 2003, and as more fully detailed in FSRC's Current Report on Form 8-K filed with the SEC on April 24, 2003, it is anticipated that the transaction will be consummated by means of a reverse subsidiary merger in which FSRC will be merged with a newly-formed subsidiary or affiliated entity of the Purchaser, leaving FSRC as the surviving entity. The letter agreement additionally provides that all outstanding capital stock of FSRC will be converted into the right to receive an approximate amount of $.49 per share in cash at closing, subject to certain working capital adjustments and escrow provisions, in connection with the merger. The letter agreement is effective for 90 calendar days from acceptance. Consummation of the merger, which is expected to occur during the third quarter of 2003, is subject to certain conditions, including adoption of the merger agreement by FSRC's shareholders, the obtaining of sufficient financing by the Purchaser, the satisfactory completion of due diligence by the Purchaser and other customary conditions. As part of the transaction, an affiliate of the Purchaser received a three-year option from FSRC to purchase 10,000,000 shares of FSRC's common stock (representing approximately 7% of its outstanding shares) at $.10 per share.

Paul Egan, President of FreeStar, stated: "Having carefully reviewed the near-term alternatives to enhance shareholder value, the Board of Directors has determined that $.49 per share appropriately reflects the current value of FreeStar and that this cash offer is in the best interests of the Company and its shareholders."

SBI USA, LLC is serving as FSRC's financial advisor in this transaction. FSRC and the Purchaser have also retained special counsel in respect of the transaction. FreeStar will be represented by Greenberg Traurig, LLP, New York, and the Purchaser will be represented by Kirkland & Ellis, Chicago.

About FreeStar Technology Corporation

With corporate headquarters in Santo Domingo, Dominican Republic and offices in Dublin, Ireland and Helsinki, Finland, FreeStar Technology is focused on exploiting a first-to-market advantage for enabling ATM and debit card transactions on the Internet and high-margin credit card processing through a leading Northern European processor, Rahaxi Processing Oy. FreeStar Technology's Enhanced Transactional Secure Software ("ETSS") is a proprietary software package that empowers consumers to consummate e-commerce transactions on the Internet with a high level of security using credit, debit, ATM (with PIN) or smart cards. It sends an authorization number to the e-commerce merchant, rather than the consumer's credit card information, to provide a high level of security. For more information, please visit the company's websites at http://www.freestartech.com, http://www.rahaxi.com and http://www.epaylatina.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical and other complications which may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above.

CONTACT:

SBI USA, Irvine, Calif.

Shelly Singhal, 949/679-8326

email: shelly.singhal@sbi-usa.com

SOURCE: FreeStar Technology Corporation